                                                                    EXHIBIT 99.1

NEWS RELEASE

Federal Screw Works reports net sales for the second quarter and six months ended December 31, 2004, of $20,455,000 and $40,423,000 compared to net sales of $21,842,000 and $42,229,000 for the second quarter and six months ended December 31 of the prior year. The Company incurred a net loss of $(1,366,000) for the quarter and $(2,369,000) for the six months ended December 31, 2004, or $(0.98) and $(1.69) per share, compared to net earnings of $103,000 and $115,000, or $0.07 and $0.08 per share, in the same periods of the prior year.

The Board of Directors declared a regular quarterly cash dividend of $0.10 per share to be paid April 1, 2005, to shareholders of record March 1, 2005.

February 11, 2005

Contact:
W. T. ZurSchmiede, Jr.
Chairman and CFO
586-443-4152